EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

REPORTS THIRD QUARTER RESULTS

JERICHO, NY, February 10, 2012: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $903,817 and $2,249,468 and net losses of $133,880 ($.03 net loss per share) and $655,610 ($.14 net loss per share) for the three and nine months ended December 31, 2011, respectively. By comparison, the Company reported revenues of $836,830 and $2,035,904 and net losses of $175,247 ($.04 net loss per share) and $590,837 ($.16 net loss per share) for the three and nine months ended December 31, 2010, respectively.

As previously announced, the Company sold certain assets of Interactive Therapy Group Consultants, Inc. (“ITG”) related to ITG’s business in the upstate region of New York State (the “Upstate Region”). Accordingly, all results related to ITG’s Upstate Region have been reflected as discontinued operations.

During the three months ended December 31, 2011 revenues increased approximately 8.0% from the comparable period in the prior fiscal year as a result of increases in revenue from preschool programs and school staffing services offset by a decline in early intervention revenue. Revenues for the nine months ended December 31, 2011 increased 10.5% over the nine months ended December 31, 2010.

	Three Months Ended		Nine Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10
	(Unaudited)		(Unaudited)
Revenues	$903,817	$836,830	$2,249,468	$2,035,904

Operating loss from continuing operations	(138,213)	(186,775)	(700,758)	(742,550)

Net loss	$(133,880)	$(175,247)	$(655,610)	$(590,837)

Net earnings (loss) per share:
From continuing operations - basic and diluted	$(0.03)	$(0.04)	$(0.14)	$(0.16)
From discontinued operations - basic and diluted	$0.00	$0.00	$0.01	$0.03

Weighted average shares – basic and diluted	4,919,615	4,754,900	4,883,012	4,754,900

Previously, on April 6, 2011, the Company announced that it had signed a non-binding letter of intent to acquire an 80% interest in an east coast company which provides educational and behavioral health professionals. The proposed acquisition was subject to due diligence and consummation of a legally binding agreement. Ultimately, the Company was not able to reach mutually agreeable terms with the seller to complete this transaction and negotiations have ceased.

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.